UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2010

SINO GREEN LAND CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53208	54-0484915
(State or Other Jurisdiction of	(Commission file number)	(I.R.S. Employer
Incorporation)		Identification No.)

6/F No. 947, Qiao Xing Road, Shi Qiao Town
Pan Yu District, Guang Zhou
People’s Republic of China
(Address of Principal Executive Offices) (Zip Code)

86-20-84890337
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On February 8, 2010, Sino Green Land Corporation, a Nevada corporation (the "Company"), entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with several accredited investors pursuant to which the Company issued an aggregate of 4,167,000 shares of the Company’s common stock, par value $0.001 per share (the "Common Stock") at a purchase price of $0.12 per share. The Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02.         Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated into this Item 3.02 by reference. Based upon certain representations made by each of the investors, as set forth in the Purchase Agreement, the Common Stock was issued in reliance upon an exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder.

As previously disclosed in a Current Report on Form 8-K/A filed on August 7, 2009, the Company issued to several accredited investors an option to acquire up to 6,500,000 shares of Common Stock at a price per share of $0.12. An option to acquire 2,333,333 of such shares was exercised by an investor on January 15, 2010. In connection with such exercise, the Company issued to such investor warrants to purchase up to 1,866,667 shares of Common Stock at a price per share of $0.15 at any time for two years from the date of issuance. Based upon certain representations made by the investor, the Common Stock was issued in reliance upon an exemption provided by Regulation S promulgated under the Act.

As previously disclosed in a Current Report on Form 8-K filed on August 13, 2009, the Company issued to several accredited investors an option to acquire up to 1,000,000 shares of Series A Convertible Preferred Stock at a price per preferred share of $1.00 upon the terms described therein and attached thereto. All such options were exercised between December 2009 and January 2010. Based upon certain representations made by each of the investors, the Common Stock was issued in reliance upon an exemption provided by Section 4(2) of the Act, and Regulation D promulgated thereunder.

Item 9.01.         Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

10.1	Common Stock Purchase Agreement, dated February 8, 2010, between the Company and certain investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GREEN LAND CORPORATION

By:	/s/ Anson Yiu Ming Fong
Name:	Anson Yiu Ming Fong
Title:	Chairman of the Board

Date: February 11, 2010